UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2023

Meta Materials Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

60 Highfield Park Drive, Dartmouth, Nova Scotia, Canada	B3A 4R9
(Address of principal executive offices)	(Zip Code)

(902) 482-5729

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MMAT	The Nasdaq Stock Market LLC

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 14, 2023, Meta Materials Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc. and A.G.P./Alliance Global Partners (collectively, the “Underwriters”), relating to the public offering by the Company (the “Offering”) of (i) 83,333,334 shares of the Company’s common stock, par value $0.001 (“Common Stock”) and (ii) warrants to purchase up to an aggregate of 83,333,334 shares of Common Stock (referred to individually as a “Warrant” and collectively as the “Warrants”). The shares of Common Stock and Warrants will be sold together as a fixed combination, consisting of one share of Common Stock and a Warrant to purchase one share of Common Stock, but are immediately separable and will be issued separately in the offering. Each Warrant is exercisable to purchase one share of Common Stock at a price of $0.3.75 per share and expires five years from the date of issuance. The combined price to the public in the offering for each share of Common Stock and accompanying Warrant was $0.30.

In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option (the “Overallotment Option”) to purchase up to (i) 12,500,000 additional shares of Common Stock and/or (ii) additional Warrants to purchase up to 12,500,000 additional shares of Common Stock, solely to cover over-allotments.

The closing of the Offering is expected to occur on April 18, 2023, subject to satisfaction of customary closing conditions. After deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and excluding the proceeds, if any, from the exercise of the Warrants or the Underwriters’ exercise of the Overallotment Option, the net proceeds to the Company are expected to be approximately $22.1 million.

The Offering was made under a registration statement on Form S-3 (File No. 333-268282) that was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 18, 2022, and a related prospectus supplement, which the Company filed with the SEC on April 14, 2023. The Company does not plan to apply to list the Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Pursuant to the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make because of such liabilities. In addition, the Underwriting Agreement also contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The Underwriting Agreement, and form of Warrant are filed as Exhibit 1.1 and Exhibit 4.1, respectively, and incorporated by reference herein. The foregoing description of the Underwriting Agreement, and form of Warrant does not purport to be complete and is qualified in its entirety by reference to such exhibits. The Underwriting Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Underwriting Agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Underwriting Agreement and are not intended as a document for investors and the public to obtain factual information about the Company’s current state of affairs. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

Ballard Spahr, counsel to the Company, has issued a legal opinion relating to the validity of the shares of Common Stock and the Warrants being offered pursuant to the Underwriting Agreement, including the Underwriters’ Overallotment Option. A copy of such legal opinion, including the consent included therein, is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On April 14, 2023, the Company issued a press release announcing the pricing of the Offering described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This Current Report on Form 8-K, including the exhibits hereto, shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, which is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of April 14, 2023, by and among the Company, Ladenburg Thalmann & Co. Inc. and A.G.P./Alliance Global Partners

4.1	Form of Warrant

5.1	Opinion of Ballard Spahr LLP

23.1	Consent of Ballard Spahr (included in Exhibit 5.1).

99.1	Press Release dated April 14, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2023

Meta Materials Inc.

By:	/s/ George Palikaras
Name:	George Palikaras
Title:	President and Chief Executive Officer